Exhibit (d)(2)

SUPPLEMENT TO

INVESTMENT ADVISORY CONTRACT

PIMCO Equity Series VIT

650 Newport Center Drive

Newport Beach, California 92660

July 13, 2015

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE: PIMCO EqS Pathfinder Portfolio® (the “Portfolio”)

Dear Sirs:

PIMCO Equity Series VIT (the “Trust”) and Pacific Investment Management Company LLC (the “Adviser”) have entered into an Investment Advisory Contract, dated March 30, 2010 (the “Contract”).

The Trust and the Adviser hereby agree to supplement the Contract as of the date hereof to update the Portfolio’s name and advisory fee rate, and the Trust’s and the Adviser’s address as follows:

i.	all references to the PIMCO EqS Pathfinder Portfolio® are deleted and replaced with the PIMCO Global Dividend Portfolio;

ii.	the Portfolio’s advisory fee rate is reduced from 0.75% to 0.69% of the average daily net assets attributable to the Portfolio; and

iii.	all references to the address of the Trust and the Adviser are deleted and replaced with the following.

650 Newport Center Drive

Newport, Beach California 92660

Accordingly, the current Exhibit A is replaced with the new Exhibit A attached hereto.

Investment Advisory Contract

EXHIBIT A

(as of July 13, 2015)

PIMCO Equity Series VIT

Portfolio	Investment Advisory Fee
PIMCO Global Dividend Portfolio	0.69%

If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,
PIMCO EQUITY SERIES VIT

By:	/s/ Henrik P. Larsen
Name:	Henrik P. Larsen
Title:	Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter G. Strelow
Name:	Peter G. Strelow
Title:	Managing Director